Riviera Holdings Corporation
                        2901 Las Vegas Boulevard South
                             Las Vegas, Nv. 89109
                     Investor Relations:  (800) 362-1460
                                Traded: AMEX-RIV
                           Website: www.theriviera.com

FOR FURTHER INFORMATION:

AT THE COMPANY:                                 INVESTOR RELATIONS CONTACT:
Duane Krohn, Treasurer and CFO                  Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                            (208)-241-3704 Voice
(702)-794-9442                                  (208)-232-5317 Fax
Email:  dkrohn@theriviera.com                   Email:   etruax@aol.com

FOR IMMEDIATE RELEASE

                 RIVIERA ANNOUNCES NEW PRESIDENT OF SUBSIDIARY

         LAS VEGAS, NV - October 5, 2000 -- Riviera Holdings  Corporation (AMEX:
RIV) today announced that Robert Vannucci has been appointed President and Chief Operating Officer of Riviera Operating Corporation (ROC). ROC operates the Riviera Hotel and Casino in Las Vegas and owns and operates the Riviera Black Hawk Casino in Black Hawk, Colorado through its wholly owned subsidiaries. Mr. Vannucci will report to William L. Westerman, Chairman and Chief Executive Officer of ROC and Riviera Holdings Corporation, who previously held the position.

         Mr. Westerman said, "I'm pleased that Mr. Vannucci has accepted this well deserved promotion. His creativity and cost-effective marketing programs have been a major factor in the Riviera Las Vegas' ability to not only survive, but thrive in the competitive Las Vegas market. I'm looking forward to working with Bob to ensure the Company's continued growth and success."

         In his new role, Mr. Vannucci will be responsible for the daily operations and growth of the Riviera Hotel and Casino. Mr. Westerman will continue to be responsible for Riviera's overall strategic market growth. "I look forward to being able to focus more of my energies on Rivieria's strategic direction and on expanding our presence in the gaming market," Mr. Westerman said.

         Mr. Vannucci joined the Riviera Management team in July of 1993 as Vice President of Marketing and Entertainment and was elected Executive Vice President in 1998. Prior to his employment by the Riviera, Mr. Vannucci held Marketing and Management positions with several other gaming companies, including the Sands, Fitzgerald's, Dunes, Aladdin, and Reno Ramada.

Safe Harbor Statement:
The forward-looking statements included in this news release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties including expansion timetables, hotel and casino market conditions and other risks detailed from time to time in the Company's SEC reports, including the Report on Form 10-K for December 31, 1999. Actual results may differ.

About Riviera Holdings:
Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera is traded on the American Stock Exchange under the symbol RIV.